February 14, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Attn:    William Tolbert, Assistant Director
         Division of Corporation Finance

Re:      Hvide Marine Incorporated

Ladies and Gentlemen:

On behalf of Hvide Marine Incorporated, we are filing a registration statement on Form S-3 relating to resales of shares of HMI's common stock and warrants. HMI filed a petition under chapter 11 of the U.S. Bankruptcy Code on September 9, 1999, and its reorganization plan became effective on December 15, 1999. As I discussed with William Tolbert on January 24, HMI will not be eligible to use Form S-3 until it files its Form 10-K for 1999 on or about March 31 due to the eligibility requirement of Instruction I.A.5 of the form. Mr. Tolbert indicated that he would accept the filing on Form S-3 before the Form 10-K is filed based upon our undertaking not to request that it be declared effective until after the Form 10-K is filed.

Please contact me at 202-944-3049 or Michael Joseph at 202-944-3065 if you have any questions or comments.

Very truly yours,



John F. Kearney